Exhibit (a)(5)(C)

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Sean O’Brien
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PGi Announces Final Results of Tender Offer

Company Repurchases Approximately 13.4% of Its Shares Outstanding

Atlanta, December 10, 2010 — Premiere Global Services, Inc. (NYSE: PGI), a global leader in virtual meetings, announced today the final results of its “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Friday, December 3, 2010.

PGi today accepted for purchase 8,104,695 shares of its common stock, including shares tendered through the conditional exercise of options, at a purchase price of $7.25 per share, for a total cost of approximately $58,759,039, excluding fees and expenses relating to the tender offer. Although the original tender offer was for a maximum of $50 million in value of PGi common stock, the total number of shares purchased in the tender offer includes an additional 1,208,144 shares purchased pursuant to PGi’s right to increase the number of shares purchased by no more than 2% of its outstanding shares, without amending or extending the tender offer.

Based on the final count by the depositary, a total of 10,276,068 shares of PGi’s common stock were properly tendered and not withdrawn in the tender offer at a price at or below $7.25 per share (or by shareholders electing to tender at the ultimate purchase price selected by PGi), including shares tendered at such prices through the conditional exercise of options.

Due to the tender offer being oversubscribed, PGi purchased only a prorated portion of the shares properly tendered by each tendering shareholder (other than “odd lot” holders whose shares were purchased on a priority basis) at the final purchase price. PGi has been informed by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, that the final proration factor for the tender offer was approximately 98.6%. Payment for the shares accepted for purchase under the tender offer will be made promptly, and all shares tendered and not purchased will be promptly returned.

PGi expects to have approximately 52,259,064 shares of its common stock outstanding immediately following consummation of the tender offer.

PGi is authorized to repurchase additional shares of its common stock from time to time through open market purchases, at prevailing market prices or in privately negotiated or other transactions. PGi’s share repurchase program may be modified or terminated by PGi’s board of directors at any time. Pursuant to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, any such additional repurchases by PGi of shares of its common stock shall not occur until after December 17, 2010.

Stephens Inc. served as the dealer manager for the tender offer and American Stock Transfer & Trust Company, LLC served as the depositary. Questions with regard to the tender offer may be directed to Innisfree M&A Incorporated, the information agent for the tender offer, at (888) 750-5834.

About Premiere Global Services, Inc. | PGi

PGi is a global leader in virtual meetings. For almost 20 years, we have innovated technologies to empower people to connect, collaborate and come together in more enjoyable and productive ways. Every month, we bring together over 15 million people in nearly 4 million virtual meetings. Headquartered in Atlanta, PGi has a presence in 24 countries worldwide and an established base of greater than 30,000 customers, including 75% of the Fortune 100. For more information, visit us at www.pgi.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF PGi’s COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT PGi DISTRIBUTED TO ITS SHAREHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.

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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Premiere Global Services, Inc.’s forward-looking statements, including, but not limited to, the following factors: competitive pressures, including pricing pressures; technological changes; the development of alternatives to our services; general domestic and international economic, business or political conditions; risks associated with challenging global economic conditions or a prolonged recession, including customer consolidations, restructuring, bankruptcies or payment defaults; market acceptance of our new services and enhancements, including iMeet®; our ability to complete acquisitions and successfully integrate acquired operations; concerns regarding the security of sending information over the Internet and public networks; our ability to upgrade our equipment or increase our network capacity; service interruptions; our dependence on telecommunications supply agreements; our increased financial leverage; our dependence on our subsidiaries for cash flow; future write-downs of goodwill or other intangible assets; assessments of income, sales and other taxes for which we have not accrued; our ability to attract and retain key personnel; our ability to protect our proprietary technology and intellectual property rights; our ability to successfully manage the post-sale aspects of the divestiture of our PGiSend business, including any financial effect from the loss of PGiSend revenue or earnings; possible adverse results of pending or future litigation or infringement claims; federal, state or international legislative or regulatory changes, including further government regulations applicable to traditional telecommunications service providers; risks associated with international operations and fluctuations in currency exchange rates; changes in and the successful execution of restructuring and cost reduction initiatives and the market reaction thereto; the effect the tender offer will have on our earnings per share and other factors described from time to time in our press releases, reports and other filings with the SEC, including but not limited to the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement.